Exhibit 99.1

Richard W. Wright Retires as Director of Temecula Valley Bank and Temecula Valley Bancorp Inc.

TEMECULA, Calif.--(BUSINESS WIRE)--March 23, 2009--Temecula Valley Bancorp Inc. (NASDAQ: TMCV) announced today that Richard W. Wright, 80, for health reasons, has tendered his resignation as director of Temecula Valley Bancorp Inc. (“Company”) and Temecula Valley Bank (“Bank”), the company’s principal subsidiary, effective March 25, 2009. Mr. Wright has served on the Board of Directors of the Bank since 1996 and the Company since 2002.

Neil M. Cleveland, Chairman of the Board, stated, “Dick has been with us since the beginning. He was always a voice of reason and a judicious participant as a board member. We wish him well and will all miss him very much.”

Temecula Valley Bank (“Bank”) was established in 1996 and operates eleven full service banking offices in California in the communities of Temecula, Murrieta, Corona, Carlsbad, El Cajon, Escondido, Fallbrook, Rancho Bernardo, San Marcos, Solana Beach and Ontario. Regional commercial and SBA loan offices are located throughout the state of California. The Bank is an SBA Preferred Lender. Temecula Valley Bancorp Inc. was established in June 2002 and operates as a bank holding company for the Bank. For more information about the Company, visit Temecula’s website at www.temvalbank.com.

CONTACT:
Temecula Valley Bancorp Inc.
Frank Basirico, Chief Executive Officer
951-694-9940